Xtant Medical Receives FDA Clearance for Calix-C Cervical Interbody Line Extension and Expanded Indications

BELGRADE, Mont., August 9, 2017 (GLOBE NEWSWIRE) -- Xtant Medical Holdings, Inc. (NYSE American: XTNT), a leader in the development of regenerative medicine products and medical devices, today announced that the U.S. Food and Drug Administration (FDA) has cleared product line extensions for the Calix-C family of cervical interbody cages.  The clearance provides for the addition of two larger footprints and importantly, for use with allograft.  This clearance strengthens Xtant Medical’s focus in regenerative technologies, providing a more comprehensive. integrated cervical treatment option for surgeons and their patients.

In Xtant’s continued effort to combine our hardware and biologics products to provide total solutions for our customers, the Calix-C indication now includes use with allograft comprised of cancellous and/or corticocancellous bone graft in addition to the current use with autograft.  Xtant Medical’s 3Demin and patented OsteoSponge technology are ideal allografts to use with Calix-C due to their ability to compress, fill and expand within the interbody's graft chamber, allowing for ideal bone contact with the vertebral plates and fusion. OsteoVive, a cellular allograft, can also be used in conjunction with Calix-C.  The additional, larger footprints of Calix-C are designed for increased stability against the vertebral endplates, and allow for a larger lumen for bone graft, making it a better surgical option for a greater number of patients.  The addition of the allograft indication and the larger sizes will all be available in PEEK and Titanium plasma coated PEEK.

"This new FDA clearance allows Xtant Medical to leverage the clinical effectiveness of our established allograft product offerings for use with our now expanded line of interbody devices in cervical discectomy and fusion procedures" stated Dr. Gregory Juda, CSO and GM of Xtant Medical. "We expect that the use of these products as a combined spinal fusion solution will result in positive patient outcomes."

The Calix-C™ Cervical Interbody Spacer is intended for spinal fusion procedures at one level (C2 – T1 inclusive) in skeletally mature patients and is intended to be used with supplemental spinal fixation systems such as Xtant Medical’s Spider Cervical Plating and Certex Spinal Fixation Systems.

Xtant Medical estimates the worldwide market for cervical fusion devices at $1.3B and growing. The worldwide market for Demineralized Bone Matrix (DBM) is estimated at $485M. The Company has initiated collaborative marketing efforts for the current Calix-C offering with the surgeon's preferred Xtant Medical allograft, and is preparing for the alpha launch of the new Calix-C sizes later this year.

About Xtant Medical

Xtant Medical Holdings, Inc. (NYSE American:XTNT) develops, manufactures and markets class-leading regenerative medicine products and medical devices for domestic and international markets. Xtant products serve the specialized needs of orthopedic and neurological surgeons, including orthobiologics for the promotion of bone healing, implants and instrumentation for the treatment of spinal disease, tissue grafts for the treatment of orthopedic disorders, and biologics to promote healing following cranial, and foot and ankle surgeries. With core competencies in both biologic and non-biologic surgical technologies, Xtant can leverage its resources to successfully compete in global neurological and orthopedic surgery markets. For further information, please visit www.xtantmedical.com.

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Investor Contact

CG CAPITAL
Rich Cockrell
877.889.1972
investorrelations@cg.capital

Company Contact

Xtant Medical
Molly Mason
mmason@xtantmedical.com